Exhibit 3.2

ARTICLES OF AMENDMENT

OF

MONOGRAM RESIDENTIAL TRUST, INC.

THIS IS TO CERTIFY THAT:

FIRST:  The charter of Monogram Residential Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting the first sentence of Section 5.1 and inserting the following in lieu thereof:

SECTION 5.1.                                             AUTHORIZED SHARES. The total number of Shares that the Company shall have authority to issue is 1,000,000,000 Shares, of which (i) 875,000,000 shall be designated as common stock, $0.0001 par value per Share (the “Common Shares”); and (ii) 125,000,000 shall be designated as preferred stock, $0.0001 par value per Share (the “Preferred Shares”).

SECOND:  (a)  Prior to these Articles of Amendment, the total number of shares of all classes of stock of the Corporation authorized and the number and par value of the shares of each class were as follows:

One Billion (1,000,000,000) shares of capital stock, of which Eight Hundred Seventy-Five Million (875,000,000) shares were designated as common stock with a par value of $0.0001 per share, One Thousand (1,000) shares were designated as non-participating, non-voting, convertible stock with a par value of $0.0001 per share, and One Hundred Twenty-Four Million Nine Hundred Ninety-Nine Thousand (124,999,000) were designated as preferred stock with a par value of $0.0001 per share, for an aggregate par value of One Hundred Thousand Dollars ($100,000).

(b) The total number of shares of all classes of stock of the Corporation as amended by these Articles of Amendment, and the number and par value of the shares of each class, are as follows:

One Billion (1,000,000,000) shares of capital stock, of which Eight Hundred Seventy-Five Million (875,000,000) shares are designated as common stock with a par value of $0.0001 per share, and One Hundred Twenty-Five Million (125,000,000) are designated as preferred stock with a par value of $0.0001 per share, for an aggregate par value of One Hundred Thousand Dollars ($100,000).

(c) The shares of stock of the Corporation  are divided into classes, but the descriptions of each class of stock of the Corporation are not changed by these Articles of Amendment.

THIRD: The amendment to the charter of the Corporation as set forth above was approved by a majority of the entire board of directors of the Corporation, and the amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law and Sections 5.1 and 13.1(a) of the charter to be made without action by the stockholders.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, Monogram Residential Trust, Inc., has caused the foregoing Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of June, 2014.

MONOGRAM RESIDENTIAL TRUST, INC.

By:	/s/ Mark T. Alfieri
Mark T. Alfieri
President

ATTEST:

By:	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Secretary